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                                  EXHIBIT 10.17

                         CONTENT DISTRIBUTION AGREEMENT

                                     BETWEEN

                           THEHEALTHCHANNEL.COM, INC.

                                       AND

                               OMNISKY CORPORATION

                             DATED SEPTEMBER 6, 2000

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                         CONTENT DISTRIBUTION AGREEMENT

This Content Distribution Agreement is entered into effective as of September 6, 2000 (the "Effective Date"), by and between OmniSky Corporation, a Delaware corporation with its principal place of business at 1001 Elwell Court, Palo Alto, CA 94303, and thehealthchannel.com, a Delaware corporation with an office at 260 Newport Center Drive, Suite 250, Newport Beach, CA 92660 ("Content Partner").

1.  BACKGROUND:

        Content Partner wishes to distribute Content, which is formatted and optimized for Handheld Devices, through the OmniSky Service, which Content will originate from (Content Partner select option "a", "b", or "c"):

    (a) A Web Clipping Application or similar application ("WCA") to be provided by Content Partner and distributed by OmniSky via client software distribution or server software distribution, which will retrieve additional Content from the Content Partner Site.

    (b) The Content Partner Site behind which is pre-formatted Content, in a manner compatible with Handheld Devices and approved by OmniSky.

    (c) The Content Partner Site to be transcoded by OmniSky's servers into a Handheld Device-optimized format using a template or format to be developed by OmniSky and approved by Content Partner.

        1.1 SCOPE OF AGREEMENT: The parties agree and understand that the purpose of this Agreement is to distribute Content Partner's Content through the OmniSky Service as set forth herein. The scope of this Agreement is limited to Content which is to be distributed through Handheld Devices with displays which have minimum dimensions of approximately 160 x 160 pixels. In the event the OmniSky Service subsequently becomes available though other Handheld Devices or other electronic devices with displays of dimensions of less than approximately 160 x 160 pixels, the parties will enter further negotiations regarding the distribution of Content through such devices. Content may be distributed internationally by OmniSky, or its subsidiaries. This Agreement shall not operate to limit or affect OmniSky's right to enter into co-marketing and/or private label distribution agreements whereby Content Partner's Content may, at OmniSky's election and sole discretion, be omitted from distribution.

2.  DEFINITIONS:

        2.1 "CONFIDENTIAL INFORMATION" means all information of either party ("Disclosing Party") which is disclosed to the other (`Receiving Party"), whether in oral, written or other tangible form that the Disclosing Party designates as being confidential or which, under the circumstances surrounding disclosure, the Receiving Party knows or has reason to know should be treated as confidential.


        2.2 "CONTENT" means any and all content (including, without limitation, information, data, text, software, music, sound, photographs, graphics, video, messages or other materials) and services that are accessible through the WCA, if applicable, and from the Content Partner Site.

        2.3 "CONTENT PARTNER SITE" means the WCA supplied by Content Partner and the world wide web ("WWW") site(s) located at the URL(s) to be mutually agreed upon by the parties, or any successor or replacement WWW site designated by Content Partner that contains substantially similar Content. The Content Partner's Site will be hosted on Content Partner's servers or on the servers of Content Partner's Internet Service Provider. Content Partner shall be solely responsible for developing and maintaining the Content Partner Site.

        2.4 "END USER" means any party that subscribes to or otherwise accesses the OmniSky Service.

        2.5 "HANDHELD DEVICE" means any device that is a platform for the OmniSky Service (as designated by OmniSky) that is able to display, collect or store information, including, but not limited to, devices based on the Palm OS or Windows CE operating systems, cell phones, pagers and "smart phones" with minimum display dimensions of approximately 160 x 160 pixels.

        2.6 "OMNISKY SERVICE" means the wireless service for Handheld Devices provided to End Users by OmniSky.

3. LICENSES:

        3.1 CONTENT DISTRIBUTION LICENSE. Subject to the terms and conditions of this Agreement, Content Partner hereby grants OmniSky, and its subsidiaries, a worldwide non-exclusive, royalty-free license for the Term of this Agreement to use, access, reproduce (including, without limitation, caching for performance purposes), publicly perform, display and distribute the Content, solely to deliver the Content to End Users for use on Handheld Devices as defined herein. Such license shall include a royalty free right to sublicense the Content by OmniSky. All right, title and interest in and to the Content shall remain in the Content Partner.

        3.2  TRADEMARK LICENSES:

    (a) BY OMNISKY: Subject to the terms and conditions of this Agreement, OmniSky hereby grants to Content Partner a non-exclusive, non-transferable, royalty-free license for the Term of the Agreement to use OmniSky's trademarks, trade names, icons and logos ("OmniSky Trademarks") on Content Partner's WWW sites and other

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promotional vehicles solely to promote its participation in the OmniSky
Service. Content Partner shall comply with any usage guidelines for the OmniSky Trademarks which may be provided to the Content Partner by OmniSky from time to time, and upon request by OmniSky, shall furnish OmniSky with samples of Content Partner's usage of the OmniSky Trademarks for prior approval by OmniSky. All right, title and interest in and to the OmniSky Trademarks shall remain in OmniSky. Content Partner shall not challenge OmniSky's ownership of such OmniSky Trademarks, or use or adopt any trademarks which are similar to such OmniSky Trademarks.

    (b) BY CONTENT PARTNER: Subject to the terms and conditions of this Agreement, Content Partner hereby grants to OmniSky a non-exclusive, non-transferable, royalty-free license for the Term of the Agreement to use Content Partner's trademarks, trade names, icons and logos ("Content Partner Trademarks"), solely in connection with marketing the OmniSky Service and the availability of the Content Partner's Content on the OmniSky Service. OmniSky shall comply with any usage guidelines which may be provided to OmniSky by Content Partner from time to time, and upon request by Content Partner, shall furnish Content Partner with samples of OmniSky's usage of the Content Partner Trademarks for prior approval by Content Partner. All right, title and interest in and to the Content Partner Trademarks shall remain in Content Partner. OmniSky shall not challenge Content Partner's ownership of such Content Partner Trademarks, or use or adopt any trademarks which are similar to such Content Partner Trademarks.

        3.3 NO OTHER LICENSES: Except as otherwise provided in Section 3.1, 3.2 or 3.3, neither OmniSky nor Content Partner grant the other any license, express or implied, to any copyrights, patents, patent applications, trademarks, or other proprietary rights.

4. OBLIGATIONS OF CONTENT PARTNER AND OMNISKY:

        4.1 CONTENT DEVELOPMENT AND CHANGE: At all times during the Term, Content Partner shall cause the Content to conform to the description on EXHIBIT A ("Description of Content"). Once made available to End Users through the OmniSky Service, Content Partner shall ensure that the Content remains available through the Content Partner Site throughout the Term and shall make reasonable efforts to maintain the Content Partner Site at a level at least equal to the performance and functionality as offered on the Effective Date. At all times during the Term, Content Partner shall ensure that the Content is at least as complete and up-to-date as any similar content displayed on all other sites of Content Partner on the WWW. Content Partner shall provide OmniSky, within a reasonable period of time, notification in advance of any change in Content that may affect its formatting compatibility with the OmniSky Service.

        4.2 CONTENT PARTNER TRADEMARKS: Content Partner shall provide the Content Partner Trademarks to OmniSky in an electronic format reasonably acceptable to OmniSky, as specified in Exhibit A ("OmniSky Specifications for Content Partner Trademarks"), within fifteen (15) days after the Effective Date of this Agreement.

        4.3 EXPENSES: Content Partner will bear its own expenses with respect to the fulfillment of its obligations under this Agreement.

        4.4 Additional Obligations: Content Partner and OmniSky shall perform the additional obligations set forth in the following Exhibits, as applicable. (OmniSky: select all that apply and that are attached as Exhibits:
X Exhibit B ("Co-Marketing Obligations")
X Exhibit C ("Positioning & Transactional Terms")
  Exhibit D ("Advertising Terms")

5.  RESTRICTIONS:

        Except as provided in Section 3 and Section 11, neither party shall have the right to transfer any of the rights granted to such party in Section 3, provided, however, that End Users shall have the right to copy and use the Content on Handheld Devices. OmniSky may, in its sole discretion, restrict or prevent access to the Content Partner Site if OmniSky believes that all or any portion thereof (i) promotes or contains any information, including, but not limited to visual images, that is unlawful, false or misleading or promotes illegal purposes; (ii) promotes bigotry, racism, hatred, or harm of any kind against any group or individual; (iii) is or could be in any way harmful to minors; (iv) is harassing, libelous, invasive of another's privacy, abusive, threatening, vulgar, obscene, tortious, or otherwise objectionable, or infringes or may infringe the intellectual property or rights of another; (v) distributes or allows access to corporate or Intranet information that is not generally made available for free to users of the WWW; or (vi) is otherwise inappropriate for inclusion in the OmniSky Service. Content Partner Content will be governed by Content Partner's current policies with respect to publicity, privacy, libel, slander, obscenity, and any complaints arising out of or relating to all Content Partner Content.

6.  CONFIDENTIALITY:

        6.1 PROPRIETARY AND CONFIDENTIAL INFORMATION: Each party to this Agreement must not disclose, and must keep confidential, the provisions of this Agreement. The Receiving Party shall keep in confidence, both during the Term of this Agreement and thereafter for a period of three (3) years, all of the Disclosing Party's Confidential Information, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of the Disclosing Party's Confidential Information. The Receiving Party shall promptly notify the Disclosing Party of any actual or suspected misuse or unauthorized disclosure of the Disclosing Party's Confidential Information.

        6.2 EXCEPTIONS: Notwithstanding the above, the Receiving Party shall have no liability to the Disclosing Party with regard to any Confidential Information that: (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the Receiving Party; (b) was known to the Receiving Party, without restriction, at the time of disclosure; (c) was disclosed with the prior written approval of the Disclosing Party; (d) was independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information; (e) became known to the Receiving Party from a third party, without restriction on disclosure and without violation of Disclosing Party's rights; (f) is disclosed generally to third parties by the Disclosing Party without restrictions similar to those contained in this Agreement; or (g) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the Receiving Party shall provide prompt notice of such order or requirement to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent or restrict such a disclosure.

        6.3 REMEDIES: Any breach of the restrictions contained in this Section 6 is a breach of this Agreement that may cause irreparable harm to the non-breaching party. Any such breach shall entitle the non-breaching party to injunctive relief in addition to all legal remedies.

7.  REPRESENTATIONS AND WARRANTIES:

    Each party represents and warrants to the other that (a) it possesses full power and authority to enter into this Agreement and to fulfill its obligations hereunder, (b) upon execution, this Agreement shall constitute a legal, valid and binding obligation of such party, enforceable in accordance with its terms, and (c) the performance of the terms of this Agreement and its obligations hereunder shall not breach any other agreement by which it is bound.

8.  INDEMNIFICATION:
    Each party (the "Indemnifying Party") will defend, indemnify, and hold harmless the other party (the "Indemnified Party"), and the respective directors, officers, employees and agents of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments, obligations, liabilities and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with or are related in any way to the following: Content Partner will indemnify OmniSky, as described above, for: (a) any third-party claim alleging that the Content, the Content Partner Site, or the Content Partner Trademarks, or the use and/or distribution thereof as contemplated herein, infringe or misappropriate any patents, copyrights, trademarks, trade secrets or any other intellectual property rights of any third party, (b) any claim brought by any of Content Partner's advertisers, (c) the accuracy or results of use of the Content or any portion of the Content Partner Site, (d) any breach by Content Partner of any of its representations or warranties herein, or (e) any claim that any Content or any part of the Content Partner Site (i) violates any foreign, international, federal, state or local law or regulation, or (ii) in any way infringes upon any party's privacy right, right of publicity, or any other right of any person or entity or is otherwise unlawful, hateful, harmful, abusive, obscene, threatening, libelous or defamatory; OmniSky will indemnify Content Partner, as described above, for (a) any third-party claim alleging that the OmniSky Service or the OmniSky Trademarks, or the use and/or distribution thereof as contemplated herein, infringe or misappropriate any patents, copyrights, trademarks, trade secrets or any other intellectual property rights of any third party, (b) any claim brought by any of OmniSky's advertisers, or (c) any breach by OmniSky of any of its representations or warranties herein. These obligations of the Indemnifying Party, as set forth in this Section 8, are contingent on the Indemnified Party
(i) giving the Indemnifying Party prompt written notice of any such claim; (ii) allowing the Indemnifying Party to control the defense and related settlement negotiations (but the Indemnifying Party shall not enter into any agreement which results in liability to the Indemnified Party without its prior written consent); and (iii) providing reasonable cooperation, at the Indemnifying Party's expense, in the defense and all related settlement negotiations. Notwithstanding the foregoing, should the Indemnifying Party control the defense and related settlement negotiations, the Indemnified Party shall have the right, at its own expense, to hire its own legal counsel. OmniSky may, at its sole option, elect to limit its obligations under this paragraph by terminating this Agreement upon written notice to Content Partner as set forth herein; PROVIDED HOWEVER, that such termination shall not affect indemnity obligations arising prior to termination. THE RIGHTS GRANTED UNDER THIS SECTION 8 SHALL BE EITHER PARTY'S SOLE AND EXCLUSIVE REMEDY AGAINST THE OTHER FOR ANY ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

9.  LIMITATION OF LIABILITY:

        IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, LOSS OF USE, OR LOSS OF DATA, OR FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, UNDER OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, IN EACH CASE, WITH RESPECT TO THE PERFORMANCE OF THE OMNISKY SERVICE, THE CONTENT OR THE CONTENT PARTNER SITE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. TERM AND TERMINATION:

        10.1 Term: Unless earlier terminated in accordance with the terms hereof, the term of this Agreement shall commence on the Effective Date and shall expire on April 1, 2001 (the "Term"). The Term shall automatically renew, with the same terms and conditions, upon expiration of this initial term for an additional one (1) year term, unless either party provides written notice to the other no less than thirty (30) days prior to the end of the then current Term.

        10.2 TERMINATION FOR CONVENIENCE: Either party may, at its option, terminate this Agreement upon ninety (90) days prior written notice to the other party.

        10.3 TERMINATION FOR CAUSE: Either party may terminate this Agreement upon written notice of a material breach by the other party, subject to a thirty
(30) day cure period. It is understood that the thirty (30) day cure period is not applicable to breaches of Sections 6 and 8. If the breaching party has failed to cure the breach within the cure period (if applicable) after such notice, the non-breaching party may give a second notice to the breaching party terminating the Agreement.

        10.4 EFFECT OF TERMINATION: Upon expiration of or termination of this
Agreement: 1) the licenses and other provisions of this Agreement shall be terminated, and 2) the Receiving Party shall promptly return all of the Disclosing Party's Confidential Information.

        10.5 SURVIVAL: Neither the termination nor expiration of this Agreement shall relieve either party of the obligation to pay the other any sums accrued hereunder. Sections 6, 8 and 9 shall survive any termination or expiration of this Agreement.

11. Assignment:

        All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and to their respective heirs, successors, assigns and legal representatives. Neither party may assign this Agreement in whole or in part except with the other's prior written consent. Any assignment by either party shall not result in an increase in the scope of the licenses granted pursuant to this Agreement unless agreed to in writing by the other. Both OmniSky and Content Partner shall be entitled to assign its rights, obligations and privileges hereunder to any subsidiary, merger partner, successor in business, or acquirer of all or substantially all of OmniSky's or Content Partner's assets without obtaining any consent to such assignment from OmniSky or Content Partner.

12. Miscellaneous:

        Nothing in this Agreement shall be interpreted as giving either party the power to enter into agreements which are legally binding upon the other party without the prior written consent of such party. This Agreement, including its Exhibits, constitutes the entire agreement between the parties, and supersedes all prior written agreements and understandings with respect to the matters covered by this Agreement. Each party agrees that it has not entered into this Agreement based on any representations other than those contained herein. This Agreement may be amended by a written agreement signed by both parties. This Agreement shall in all respects be governed by the laws of the State of California without reference to its principles of conflicts of laws. If any of the provisions of this Agreement are held to be invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted. The headings of the several sections of this Agreement are intended for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        AGREED AND ACCEPTED:

OMNISKY CORPORATION:

By: /s/ Barak Burkowitz
   ------------------------------------------

Name: Barak Burkowitz
     ----------------------------------------

Title: President
      ---------------------------------------

CONTENT PARTNER:

By:  /s/ Mark Ressa
   ------------------------------------------

Name: Mark Ressa

Title: CTO & VP Corporate Development
Company:  thehealthchannel.com


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                                    EXHIBIT A


               CONTENT PARTNER TRADEMARKS, CONTACTS AND DESCRIPTION OF CONTENT

1. OMNISKY SPECIFICATIONS FOR CONTENT PARTNER TRADEMARKS: Content Partner will provide to OmniSky the following items related to Content Partner Trademarks. OmniSky reserves the right to change or add to specifications for Content Partner Trademarks at any time, provided that reasonable notice is given to Content Partner.

    a.  OmniSky Web Site/Print Specifications:
        i. Content Partner logo art should be supplied to OmniSky in all of the following formats:
           1. Illustrator EPS.
           2. Photoshop EPS, TIFF, or JPG format, 300 DPI minimum.

    b.  OmniSky User Interface Specifications:
        i. Content Partner icon (to reside to the left hand side of the Content Partner company name on the OmniSky UI) should be supplied to OmniSky in all of the following formats:
           1. 22 pixels wide x 22 pixels tall, in .BMP format, in black and white.
           2. 32 pixels wide x 29 pixels tall, in .GIF format, using 16 colors from the 256 color default Windows palette.
        ii. 12 character Content Partner company name (to reside on the UI)
        iii. 15 character description of content (to reside below the Content Partner company name on the OmniSky UI). This description may be a series of links or a tag line.

2. CONTENT PARTNER CONTACTS: Content Partner designates the following people as primary contacts:
    a.  Business Contact:
               Name: Mark Ressa
               Title: CTO & VP Corporate Development
               Work Phone: (949) 631-8317
               Cell Phone / Pager: (949) 300-3206
               Email: mressa@thehealthchannel.com
    b.  Technical Contact:
               Name: Linsen Limsico
               Title: Director of Internet Technologies
               Work Phone: (949) 631-8317
               Cell Phone / Pager: (714) 865-9111
               Email: llimsico@thehealthchannel.com

3.  DESCRIPTION OF CONTENT:

    a.  Content Partner Content:
        i. thehealthchannel.com is a one-step web access point for consumers and professionals who want to explore a broad array of health topics. Get all the latest health news and information, as well as access to a drug and herb database, delivered in real-time directly to your PDA/Handheld, "Anywhere, Anytime."
        ii. thehealthchannel.com is one of the most comprehensive and easiest-to-use eHealth resources available for medical consumers, professionals, and students. thehealthchannel.com produces the definitive suite of information and eHealth tools for medical professionals and consumers interested in combining the best of conventional and alternative medicine.

    b. No advertising originating from the Content Partner site shall be delivered via the OmniSky Service unless approved by OmniSky.

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    c.  Specifications:
        i. The html and cgi scripts for the graphical user interface and search results pages for the Content must meet OmniSky's approval and where applicable, must be created in accordance with the OmniSky Style Guide, provided by OmniSky from time to time.

    d.  Milestone Schedule:
        i. Final version of Content Partner Content to be made available and functional to OmniSky by SEPTEMBER 11, 2000.

                                    EXHIBIT B

                            CO-MARKETING OBLIGATIONS

1. CO-MARKETING OBLIGATIONS OF CONTENT PARTNER: Content Partner shall provide the following co-marketing to OmniSky. OmniSky shall have an approval right over all promotional activities of Content Partner which mention OmniSky.
        i. Prominently feature OmniSky on the "Anywhere, Anytime" page of Content Partner's website for the Term of this Agreement. Such feature will consist of at least an Omnisky logo and description of availability of Content Partner's Content on the OmniSky Service, and will have a link to OmniSky's website.
        ii. Content Partner shall engage in additional co-marketing promotions and events, as mutually agreed upon by Content Partner and OmniSky.

2. CO-MARKETING OBLIGATIONS OF OMNISKY: OmniSky shall provide the following co-marketing to Content Partner. Content Partner shall have an approval right over all promotional activities of OmniSky which mention Content Partner.
        i. Prominent positioning of, promotion of, and hypertext link to the Content Partner site via a page within www.omnisky.com.
        ii. Prominent feature of Content Partner in a newsletter to be mailed to all OmniSky subscribers, announcing the availability of Content
         Partner's Content on the OmniSky Service.
        iii. OmniSky shall engage in additional co-marketing promotions and events, as mutually agreed upon by Content Partner and OmniSky.

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                                    EXHIBIT C

                        POSITIONING & TRANSACTIONAL TERMS

1.  SLOTTING FEE AND TRANSACTION COMMISSIONS.

    1.1 SLOTTING FEE. During the initial term of this Agreement, OmniSky shall provide Content Partner with the following placement within the OmniSky Service ("Positioning"). In consideration for such Positioning, Content Partner shall pay to OmniSky a fee ("Slotting Fee") of $40,000 for the period ending April 1, 2001.


             a. POSITIONING. OmniSky will position Content Partner's Content in the following OmniSky channels and/or sub-channels.

                    Sub-Channel Page - First Positioning: Content Partner shall be the First listing on the Health Sub-Channel Page within the Living Channel. Such listing shall include the Content Partner's icon (to be provided by the Content Partner, pursuant to Exhibit A to this Agreement).

             b. UPDATES TO OMNISKY USER INTERFACE. OmniSky reserves the right to modify the OmniSky user interface ("OmniSky UI"), provided that OmniSky shall make reasonable efforts to offer equivalent positioning to that agreed to in Section 1.1(a) of this Exhibit in any new OmniSky UI that is developed.

    1.2 MAJOR FUNCTIONALITY CHANGES RELATED TO TRANSACTION COMMISSIONS. All major functionality changes to Content Partner's Content, including but not limited to the addition of transaction-enabled content or services, shall be reviewed and tested by OmniSky to ensure usability, and are subject to further negotiations with Omnisky regarding a commission for transactions originating through the OmniSky Service.

2.  PAYMENT TERMS.

        2.1 PAYMENT OF SLOTTING FEE. The Slotting Fee shall be payable in full by fifteen (15) days after the Effective Date of this Agreement. In no event shall the Slotting Fee be subject to refund for any reason, it being a guaranteed amount upon execution of this Agreement. In the event that Content Partner does not make timely payment, OmniSky reserves the right to remove all Content, links or services provided by Content Partner, provided that OmniSky timely notifies Content Partner of such failure and allows Content Partner thirty (30) days to cure prior to the removal of such Content, links and/or services.

3. TAXES. Content Partner shall be liable for, and shall indemnify and hold OmniSky harmless from, all export, withholding, federal, state, local, and non-U.S. taxes, (including, without limitation, sales and excise taxes) and duties arising out of the transactions contemplated by this Agreement (including any interest and penalties imposed thereon), excluding only those taxes based on OmniSky's net income.